EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "**Agreement**") dated as of April 21, 2014 is entered into by and between Laurent C. Lutz, a resident of the State of Delaware ("**Executive**"), SLM Corporation, a corporation organized and existing under the laws of the State of Delaware ("**SLM**") and New BLC Corporation, a subsidiary of SLM (together with any successor thereto, the "**Company**").

WHEREAS, the business of SLM is expected to be separated into an education loan management business and a consumer banking business, as described in the Form 10 filed by Navient Corporation with the Securities and Exchange Commission on December 6, 2013, as currently filed or later amended (the "**Separation and Distribution**");

WHEREAS, after the Separation and Distribution, the consumer banking business of SLM, including Sallie Mae Bank (the "**Bank**"), will be operated through the Company, which will become in the Separation and Distribution SLM's successor as a publicly traded company;

WHEREAS, the Board of Directors of SLM (the "**Board**") wishes to retain Executive as Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank following the Separation and Distribution, and Executive wishes to accept such roles with the Company and the Bank, in each case, on the terms set forth herein; and

WHEREAS, the Board and the Compensation and Personnel Committee of the Board have approved this Agreement and all awards issued hereunder;

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. *Effectiveness.* This Agreement is conditioned in all respects on the effectiveness of the Separation and Distribution. Should the Separation and Distribution not be effective by December 31, 2014, this Agreement shall be void *ab initio* and shall be of no further force or effect. Subject to the effectiveness of the Separation and Distribution, this Agreement shall be considered effective as of the date first written above.

2. *Employment and Term.* Executive hereby agrees to be employed by the Company as Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank and the Company hereby agrees to employ Executive as Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank. Executive's employment under this Agreement may be maintained through the Company or another wholly owned subsidiary of the Company used to employ the Company executives, and in such case any reference in this Agreement to employment or termination of employment with the Company shall be deemed to include employment or termination of

employment with the Company or such other subsidiary. The term of this Agreement and of Executive's employment as Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank under this Agreement shall be the period commencing on the effective date of the Separation and Distribution (the "**Commencement Date**") and ending on the earlier of December 1, 2017 and the effective date of any termination pursuant to the provisions of Section 13 (the "**Term**").

3. *Duties and Title*. During the Term, Executive will have the title of Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank. Executive agrees to assume such duties and responsibilities as may be reasonably assigned to Executive from time to time by the Board or the Company's Chief Executive Officer, which duties shall include, but not be limited to, (i) direct management responsibility for the Company's Legal and Corporate Secretary functions, (ii) day-to-day administrative oversight of Company's Compliance functions, (iii) collaboration with the Company's Chief Executive Officer, Chief Financial Officer, and the President of the Bank with regard to relationships involving regulators, rating agencies and investor relations, (iv) collaboration with the Company's Chief Executive Officer, Chief Audit Officer, the President of the Bank, and the Board to establish, execute and maintain an effective governance structure, risk framework and operating model for the Company and the Bank and (v) collaboration with the Company's Chief Executive Officer to effectively remove the Cease and Desist Order. Executive shall report directly to the Company's Chief Executive Officer and shall work based out of the Company's Newark, Delaware offices. As requested by the Chief Executive Officer, Executive shall assume such additional positions with respect to subsidiaries of the Company as necessary or appropriate in furtherance of his responsibilities.

4. *Other Business Activities*. During the Term, Executive agrees to devote such time, attention, skill and efforts to the business and affairs of the Company and the Bank as may be required by the Chief Executive Officer or the Board and/or necessary to discharge the duties and responsibilities assigned to Executive hereunder. Executive shall serve the Company and the Bank faithfully and to the best of his ability. In furtherance of the foregoing, and not by way of limitation, for so long as he remains employed by the Company hereunder, Executive shall not directly or indirectly engage in any other business activities or pursuits, except for (a) those arising from positions held as of the Commencement Date as a director or otherwise with charitable or business organizations, and (b) with prior notice to the Chief Executive Officer, activities in connection with (i) service as a volunteer, officer or director or in a similar capacity of any charitable or civic organization, and (ii) serving as a director, executor, trustee or in another similar fiduciary capacity for a non-commercial entity; *provided*, *however*, that any such activities do not conflict with or materially interfere with Executive's performance of his responsibilities and obligations pursuant to this Agreement.

5. *Base Salary*. During the Term, the Company shall pay Executive a salary at the annual rate of $525,000 (the "**Base Salary**"). The Base Salary shall be subject to all applicable income, Social Security and other taxes and charges which are required by law or requested to be withheld by Executive and which shall be withheld and paid in accordance with the Company's normal payroll practice for its similarly situated executives as in effect from time to time.

6. *Annual Incentive Compensation*. In light of the awards provided for in this Agreement, for any performance period or portion thereof that occurs during the period starting on the Commencement Date and ending on December 31, 2016, Executive shall not be entitled to participate in the Company's annual incentive compensation program(s) for executive officers with respect to both cash and equity awards, except that Executive shall be entitled to participate in SLM's 2014 Management Incentive Plan solely for the period January 1, 2014 through the Commencement Date, subject to the limitations and conditions set forth in such plan (the "**2014 Stub Bonus**"). In connection with the 2014 Stub Bonus, the Company hereby recognizes Executive shall no longer be entitled to participate in the Company's 2014 Management Incentive Plan after the Commencement Date and therefore the 2014 Stub Bonus will be computed in such a manner that Executive is not penalized for being unable to participate subsequent to the Commencement Date. The 2014 Stub Bonus shall otherwise be payable at the same time, which is expected to be the first quarter of 2015, and in the same form and proportions of cash and/or equity awards as the other executive officers participating in such plan. For the avoidance of doubt, this provision does not impact Executive's rights with respect to the $350,000 and $150,000 cash bonuses related to his contributions to SLM in 2014 and with respect to the Separation and Distribution that were approved by the Compensation Committee on April 7, 2014.

7. *Cash Bonus*. As a material inducement for Executive to continue his employment with the Company following the Separation and Distribution, on the last payroll date before the Commencement Date, Executive will receive a cash bonus equal to $1,150,000 (the "**Retention Bonus**") provided that Executive is employed by SLM as of the payment date. The Retention Bonus is conditioned in all respects on the effectiveness of the Separation and Distribution. Should the Separation and Distribution not be effective by December 31, 2014, Executive agrees to repay to the Company the full amount of the Retention Bonus. Further, in the event Executive's employment is terminated for any reason, either by the Company or Executive, on or before the six-month anniversary of the Commencement Date, Executive agrees to repay to the Company the full amount of the Retention Bonus. In the event Executive resigns for any reason after the six-month anniversary of the Commencement Date and does not give timely notice in accordance with Section 13.1, Executive agrees to repay to the Company a prorated portion of the Retention Bonus, which shall be calculated by multiplying the full value of the Retention Bonus by a ratio, the numerator of which is equal to the number of days during the period from the Commencement Date through August 31, 2015 that remain following the termination date of the

Executive, and the denominator of which is the total number of days during the period from the Commencement Date through August 31, 2015; *provided* that, in the event Executive's employment terminates by reason of his death or Disability, no such repayment is required by Executive or his executors, legal representatives, administrators, heirs or assigns.

8. *Equity Awards.*

(a) As a material inducement for Executive to continue his employment with the Company following the Separation and Distribution, on April 21, 2014 Executive will be granted a restricted stock unit award with a grant date fair value of $5,750,000 (the "**Retention RSU Award**") under SLM's 2012 Omnibus Incentive Plan, or its successor plan, pursuant to the terms of such plan and a restricted stock unit award agreement issued thereunder substantially in the form of Exhibit A hereto. The Retention RSU Award will cliff vest on November 30, 2017, subject to the effectiveness of the Separation and Distribution and Executive's continuous employment with the Company through and including November 30, 2017; *provided* that (x) in the event of Executive's (i) termination due to Disability or Death, (ii) Termination Without Misconduct or (iii) Termination For Good Reason or (y) to the extent any other earlier termination would result in accelerated vesting pursuant to the award agreement with respect to the Retention RSU Award, the award shall vest on the date of such termination and convert into shares of common stock (such conversion, a "**settlement**") on November 30, 2017, except that (x) upon death or Disability (*provided* that such Disability qualifies as a "disability" within the meaning of Treasury Regulation Section 1.409A-3(i)(4)), the Retention RSU Award will settle on the date of such termination, and (y) if a different settlement date is provided for in the award agreement underlying the Retention RSU Award, the award shall settle on such date. For the avoidance of doubt, the Retention RSU Award will be forfeited in full if the Separation and Distribution does not become effective by December 31, 2014 or the Company terminates Executive's employment for Misconduct or Executive terminates employment Without Good Reason prior to November 30, 2017.

(b) Following the Commencement Date and at the time granted to other executives receiving the remaining portion of their 2014 annual equity award after the Commencement Date, Executive will be granted the remaining one-third of Executive's 2014 annual equity award in the form of an award with a grant date fair value of $597,667 (the "**2014 Award**") under the Company's equity incentive plan pursuant to the terms of such plan and an award agreement issued thereunder, which such award agreement shall be consistent, to the extent applicable, with the form of award agreement used for other senior executives with respect to 2014 equity awards granted by the Company; *provided* that such award agreement shall contain terms consistent with Section 13.

(c) As of the date hereof, Executive held the equity awards with respect to SLM as set forth on Exhibit B hereto (the "**Existing Awards**"). The Existing Awards will continue to vest in accordance with their respective terms as of the date hereof; *provided* that, notwithstanding anything to the contrary in the award agreements of the Existing Awards, in the event of Executive's (1) termination due to Disability or Death, (2) Termination Without Misconduct, (3) Termination For Good Reason or (4) provided that Executive gives timely notice in accordance with Section 13.1, resignation for any reason during the period beginning on the Commencement Date and ending on November 29, 2015 (*i.e.*, notice must be given by August 31, 2015) each Existing Award shall vest and settle as provided in Section 13 and in the Severance Letter.

9. *Other Benefits.*

(a) *Retirement Plans.* During the Term, to the extent permissible under the terms of the applicable plans, Executive shall be entitled to participate in all tax-qualified and non-tax-qualified pension plans maintained or contributed to by the Company or for the benefit of its executives, in accordance with their terms as they may be amended from time to time in the discretion of the Company.

(b) *Medical Insurance.* During the Term, Executive shall be entitled to participate in any medical and dental insurance plans generally available to the senior management of the Company, in accordance with the terms of such plans as they may be amended from time to time in the discretion of the Company.

(c) *Other Benefit Plans.* During the Term, Executive shall be entitled to receive or participate in such further retirement, savings, deferred compensation, matching gift program, life insurance, health or welfare benefit plans offered to the Company's senior management generally, in accordance with the terms of such plans as they may be amended from time to time in the discretion of the Company.

(d) *Expenses.* The Company agrees to reimburse Executive for all reasonable, ordinary and necessary business expenses incurred by Executive in performing his duties pursuant to this Agreement, in accordance with the Company's reimbursement policies generally applicable to management personnel. In no event shall any such reimbursement be paid later than the end of the calendar year following the year in which the expense was incurred.

(e) *Indemnification.* The Company shall indemnify Executive as provided in the Company's Articles of Incorporation and Bylaws, to the fullest extent provided to directors and officers thereunder with respect to Executive's activities on behalf of the Company.

10. *No Other Compensation.* Except as set forth in Sections 5 through 9 above, Executive shall have no right to any other remuneration from SLM or the Company, or any of their respective affiliates, in respect of his services as Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank during the Term.

11. *Severance.* During the Term, Executive shall not be entitled to receive any cash severance upon a termination of employment for any reason, either by the Company or Executive, except that Executive shall be entitled to cash severance pursuant to the letter to Executive from SLM with respect to severance dated June 20, 2013 (the "**Severance Letter**") if Executive should elect to exercise the rights provided in the Severance Letter in accordance with its terms during the period from the Commencement Date through the six-month anniversary of the Commencement Date. For the avoidance of doubt, the Severance Letter does not provide for benefits upon a termination due to death or disability and the Company is under no obligation to consider Executive eligible to participate in any severance or change in control plans that it may have from time to time, including any successor plans to SLM's Executive Severance Plan and Change in Control Severance Plan.

12. *Nondisclosure of Confidential Information.*

(a) Executive, SLM and the Company acknowledge that Executive will, in the course of his employment, come into possession of confidential, proprietary business and technical information, and trade secrets of SLM, the Company and their respective subsidiaries (the "**Proprietary Information**"). Proprietary Information includes, but is not limited to, the following:

(i) *Business Procedures.* All information concerning or relating to the way SLM, the Company and their respective subsidiaries conduct their businesses, which is not generally known to the public or within the industry or trade in which SLM, the Company or their respective subsidiaries compete (such as contracts, internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contacts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, and employee data) and the physical embodiments of such information (such as check lists, samples, service and operational manuals, contracts, proposals, printouts, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, employment or personnel records, and any other written or machine-readable expression of such information as are filed in any tangible media).

(ii) *Marketing Plans and Customer Lists.* All information not generally known to the public or within the industry or trade in which SLM, the Company or their respective subsidiaries compete pertaining to SLM's, the Company's or their respective subsidiaries' marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; goals and objectives; quoting practices, procedures and policies; and customer data including the customer list, contracts, representatives, requirements and needs, specifications, data provided by or about prospective customers, and the physical embodiments of such information.

(iii) *Business Ventures.* All information not generally known to the public or within the industry or trade in which SLM, the Company or their respective subsidiaries operate concerning new product development, negotiations for new business ventures, future business plans, and similar information and the physical embodiments of such information.

(iv) *Software.* All information relating to SLM's, the Company's and their respective subsidiaries' software or hardware in operation or various stages of research and development, which are not generally known to the public or within the industry or trade in which SLM, the Company or their respective subsidiaries compete and the physical embodiments of such information.

(v) *Litigation.* Information which is not a public record and is not generally known to the public or within the industry or trade in which SLM, the Company or their respective subsidiaries compete regarding litigation and potential litigation matters and the physical embodiments of such information.

(vi) *Policy Information.* Information not of a public nature regarding the policies and positions that have been or will be advocated by SLM, the Company or their respective subsidiaries with government officials, the views of government officials toward such policies and positions, and the status of any communications that SLM, the Company or their respective subsidiaries may have with any government officials.

(vii) *Information Not Generally Known.* Any information which (A) is not generally known to the public or within the industry or trade in which SLM, the Company or their respective subsidiaries compete, (B) gives SLM, the Company or their respective subsidiaries a significant advantage over its or their competitors, or (C) has significant economic value or potentially significant economic value to SLM, the Company or their respective subsidiaries, including the physical embodiments of such information.

(b) Executive acknowledges that the Proprietary Information is a valuable and unique asset of SLM, the Company and their respective subsidiaries. Executive agrees that he will not, at any time during his employment or after the termination of his employment with SLM or the Company, without the prior written consent of SLM, the Company or their respective subsidiaries, as applicable, either directly or indirectly divulge any Proprietary Information for his own benefit or for any purpose other than the exclusive benefit of SLM, the Company and/or their respective subsidiaries, as applicable.

13. Termination of Employment.

13.1. *Employment At-Will and Notice.* Executive shall be employed by the Company under this Agreement on an at-will basis meaning that Executive's employment by the Company may be terminated by Executive or the Company at any time during the Term, with or without cause, and for no reason or any reason. In the event of a termination by Executive, Executive shall give the Company 90 days' notice of his intention to terminate his employment for any reason.

13.2. *Disability and Death.*

(a) *Disability.* If Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the Company's disability plan available generally to all employees (any such situation, "**Disability**"), the Company may terminate Executive's employment hereunder due to Disability. The determination of whether Executive has a Disability under this Agreement shall be made by the compensation committee of the Company's board of directors (the "**Compensation Committee**"), which shall consider the information presented by Executive's personal physician and by any other advisors, including any other physician, which the Compensation Committee determines appropriate. The determination of the Compensation Committee shall be final and binding, unless it is determined to have been arbitrary and capricious. If the employment of Executive terminates during the Term due to the Disability of Executive, the Company shall provide to Executive (i) whatever benefits are available to him under any disability benefit plan(s) in which Executive participates as an employee of the Company at the time of such termination to the extent Executive satisfies the requirements of such plan(s), and (ii) the payments and benefits set forth in Section 13.2(c).

(b) *Death.* If Executive dies during the Term, the Company shall provide to Executive's executors, legal representatives or administrators the

payments and benefits set forth in Section 13.2(c). Except as specifically set forth in this Section 13.2 or under applicable laws, the Company shall have no liability or obligation hereunder to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Executive's death, except that Executive's executors, legal representatives or administrators will be entitled to receive any death benefit payable to them as beneficiaries under any insurance policy or other benefit plans in which Executive participates as an employee of the Company at the time of such termination to the extent Executive satisfies the requirements of such plan(s) and to exercise any rights afforded them under any benefit plan then in effect.

(c) *Payments and Benefits Upon Disability or Death.* Upon termination of the employment of Executive due to death or Disability during the Term, the Company shall provide Executive with (i) within 30 days after the Company receives notice of Executive's Disability or death, a payment in an amount equal to all accrued but unpaid Base Salary through the date of termination of employment and (ii) full vesting of his Retention RSU Award, 2014 Award and Existing Awards; *provided* that each such award, to the extent it is a restricted stock unit, shall settle at the time(s) and amount(s) it would have settled absent a termination pursuant to the terms of the applicable award agreement underlying such award unless the award agreement provides for alternative settlement date(s) upon a termination due to death or Disability. Further, upon and following Executive's termination of employment due to death or Disability during the Term, Executive and Executive's eligible dependents or survivors shall be entitled to medical and dental insurance benefits as provided in Section 9(b) for a period ending on the 18-month anniversary of the termination date.

13.3. Termination By Company Without Misconduct.

(a) The Chief Executive Officer or the Board may terminate Executive's employment hereunder at any time for any reason other than Misconduct upon written notice to Executive ("**Termination Without Misconduct**"). For the purposes of this Agreement, "**Misconduct**" means (i) embezzlement, fraud, conviction of a felony crime, pleading guilty or *nolo contendere* to a felony crime, or breach of fiduciary duty or deliberate disregard of the Company's or the Bank's Code of Business; (ii) personal dishonesty of Executive materially injurious to the Company or the Bank; (iii) an unauthorized disclosure of any proprietary information; or (iv) competing with the Company or the Bank in contravention of any restrictive covenants applicable to Executive.

(b) In the event of a Termination Without Misconduct, the Company shall provide Executive with (i) within 30 days after termination, a payment in an amount equal to all accrued but unpaid Base Salary through the date of termination of employment and (ii) full vesting of his Retention RSU

Award, 2014 Award and Existing Awards; *provided* that each such award, to the extent it is a restricted stock unit, shall settle at the time(s) and the amount(s) it would have settled absent a termination pursuant to the terms of the applicable award agreement underlying such award unless the award agreement provides for alternative settlement date(s) upon a Termination Without Misconduct. Further, upon and following Executive's Termination Without Misconduct during the Term, Executive and Executive's eligible dependents or survivors shall be entitled to medical and dental insurance benefits as provided in Section 9(b) for a period ending on the earlier of (x) the 18-month anniversary of the termination date and (y) the date on which Executive becomes eligible for coverage under a subsequent employer's plan.

13.4. Termination By Executive For Good Reason.

(a) Executive may terminate his employment hereunder at any time for Good Reason ("**Termination For Good Reason**"). For purposes of this Agreement, "**Good Reason**" means without the consent of Executive (i) a material reduction in the position or responsibilities of Executive not including a change in title only, including, without limitation, a material decrease in the annual compliance budget, a material decrease in the annual legal budget or engagement of outside counsel to the Company or the Bank or a division or subsidiary thereof without Executive's approval (other than engagement of special counsel by the Board (or a committee thereof) in connection with matters with respect to Executive); (ii) a material reduction in Executive's base salary; or (iii) a relocation of Executive's primary work location to a distance of more than 75 miles from its location as of the Commencement Date. If Executive continues his employment with the Company for more than six months after the occurrence of an event that constitutes Good Reason, then Executive shall be deemed to have given his consent to such event.

(b) In the event of a Termination For Good Reason, the Company shall provide Executive with (i) upon termination, provided that Executive has given timely notice in accordance with Section 13.1, or otherwise within 30 days after termination, a payment in an amount equal to all accrued but unpaid Base Salary through the date of termination of employment and (ii) full vesting of his Retention RSU Award, 2014 Award and Existing Awards; *provided* that each such award, to the extent it is a restricted stock unit, shall settle at the time(s) and in the amount(s) it would have settled absent a termination pursuant to the terms of the applicable award agreement underlying such award unless the award agreement provides for alternative settlement date(s) upon a Termination For Good Reason. Further, upon and following Executive's Termination For Good Reason during the Term, Executive and Executive's eligible dependents or survivors shall be entitled to medical and dental insurance benefits as provided in Section 9(b) for a period ending on the earlier of (x) the 18-

month anniversary of the termination date and (y) the date on which Executive becomes eligible for coverage under a subsequent employer's plan.

13.5. Termination By Company For Misconduct; Termination By Executive Without Good Reason.

(a) *Termination for Misconduct.* The Chief Executive Officer or the board of directors of the Company may terminate Executive's employment hereunder at any time for Misconduct.

(b) *Termination By Executive Without Good Reason.* Executive may terminate his employment hereunder at any time other than by reason of a Termination For Good Reason (a termination "**Without Good Reason**").

(c) In the event that Executive's employment with the Company terminates as a result of a termination by the Company for Misconduct or by Executive Without Good Reason, Executive shall receive all accrued but unpaid Base Salary and benefits as of the effective date of termination. In the event that Executive's employment with the Company terminates as a result of a termination by the Company for Misconduct or by Executive Without Good Reason, Executive is entitled to no other payments or benefits and Executive shall forfeit any unvested equity awards outstanding at the time of such termination; *provided, however*, that in the event that Executive's employment with the Company is terminated by Executive Without Good Reason during the period beginning on the Commencement Date and ending on November 29, 2015 (*i.e.*, notice must be given by August 31, 2015) and Executive gives timely notice of such termination in accordance with Section 13.1, the 2014 Award and Existing Awards will fully vest upon such termination; *provided further* that each such award, to the extent it is a restricted stock unit, shall settle at the time(s) and in the amount(s) it would have settled absent a termination pursuant to the terms of the applicable award agreement underlying such award unless the award agreement provides for alternative settlement date(s) upon such a termination.

13.6. *Termination after a Change of Control.* For the avoidance of doubt, the provisions of this Section 13 shall remain in full force and effect following any change in control of the Company (which, for the avoidance of doubt, shall not include the Separation and Distribution or any related transactions).

14. *Other Agreements.* Executive represents and warrants to the Company that:

(a) There are no restrictions, agreements or understandings whatsoever to which Executive is a party or by which he is bound that would prevent or make unlawful Executive's execution of this Agreement or Executive's employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Executive's employment hereunder, or

which would prevent, limit or impair in any way the performance by Executive of his obligations hereunder.

(b) Executive shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer by whom Executive may be employed during the Term (which employment is not hereby authorized) or period covered by the restrictive covenants.

15. *Survival of Provisions*. The provisions of this Agreement that by their nature are intended to survive the termination of this Agreement, such as the nondisclosure obligations in Section 12 hereof and the requirement to pay all amounts payable to Executive and to deliver all post-termination compensation and benefits to Executive, shall survive the termination of this Agreement.

16. *Successors and Assigns*. This Agreement shall inure to the benefit of and be binding upon SLM, the Company and their respective successors or permitted assigns and Executive and his executors, administrators or heirs. For purposes of this Agreement, the term "**successor**" shall include the ultimate parent corporation of any corporation involved in a merger, consolidation, or reorganization with or including SLM or the Company, as applicable, that results in the stockholders of SLM or the Company, as applicable, immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, securities of another corporation, regardless of whether any such merger, consolidation or reorganization is deemed to constitute a Change of Control for purposes of this Agreement. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company. Neither SLM nor the Company may assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of Executive; however, at any time during the Term, the Company may provide, without the prior written consent of Executive, that Executive shall be employed pursuant to this Agreement by any of its subsidiaries, and in such case all references herein to the "**Company**" shall be deemed to include any such entity, *provided* that such action shall not relieve the Company of its obligation to make or cause an affiliate to make or provide for any payment to or on behalf of Executive pursuant to this Agreement. The Board or the board of directors of the Company may assign any or all of its responsibilities hereunder to any committee of the Board or the board of directors of the Company, respectively, in which case references to Board or the board of directors of the Company shall be deemed to refer to such committee.

17. *Approvals*. Executive may request certified copies of the resolutions related to the approval of this Agreement by the Board and the Compensation and Personnel Committee.

18. *Notices*. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to

the further provisions of this Section 18, for all purposes when presented personally to such party, or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:

(a) If to Executive at his address on file with the Company at the applicable time.

(b) If to SLM:

SLM Corporation
300 Continental Drive
Newark, DE 19713
Attention: Chief Executive Officer
Fax No. (703) 984-5675

or, if different, SLM's address and fax number at the applicable time

(c) If to the Company:

SLM Corporation (or, if different, the Company's name at the applicable time)
300 Continental Drive
Newark, DE 19713
Attention: Chief Executive Officer
Fax No. (703) 984-5675

Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three business days after the date mailed if mailed by certified or registered mail. Any notice of any change of such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

19. *Entire Agreement.* This Agreement and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, including any term sheets, with respect to the terms of Executive's employment by the Company and the Bank except any equity award agreements referenced herein and any restrictive covenants to which Executive is subject. Without limiting the foregoing, this Agreement expressly supersedes (i) the Employment Agreement dated as of January 5, 2011 as entered into by and between Executive and SLM and (ii) with respect to the treatment of equity awards, the Severance Letter.

20. *Amendments; Waiver*. This Agreement may be amended or modified only by a written instrument signed (i) prior to the Commencement Date, by all parties hereto and (ii) on or after the Commencement Date, by the Company and Executive. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

21. *Governing Law*. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the State of Delaware.

22. *Severability*. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

23. *Section Headings*. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

24. *Conflicts*. In the event any of the terms of this Agreement are in conflict with any plan or other documents referenced herein, the terms of this Agreement shall control. Notwithstanding the above, in the event of a conflict between the terms of an equity incentive plan under which an equity award referenced herein is grant (including SLM's 2012 Omnibus Incentive Plan) and this Agreement, the terms of such equity incentive plan govern; *provided* that this Agreement will be read to preserve to the greatest extent possible the economic terms provided herein.

25. *Counterparts*. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

26. *Taxes; Section 409A*. SLM or the Company, as applicable, shall deduct and withhold from any amount payable to Executive all taxes and any other amounts that are required to be withheld pursuant to applicable law. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder ("**Section 409A**"). Nevertheless, the tax treatment of the amounts or benefits provided under this Agreement is not warranted or guaranteed. Neither SLM, the Company, the Bank nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A. Notwithstanding anything in this Agreement to the contrary, any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A and that would otherwise be payable or distributable hereunder by reason of Executive's termination of employment, will not be payable or distributable to

Executive unless the circumstances giving rise to such termination of employment meet any description or definition of "separation from service" in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any amount upon Executive's termination of employment or the determination of the amounts owed to him due to such termination. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant "separation from service," subject to any permissible acceleration of payment by the Bank under Treas. Reg. Section 1.409A-3(j)(4).

27. *Specific Enforcement; Extension of Period.* Executive acknowledges that the restrictions contained in Section 12 hereof are reasonable and necessary to protect the legitimate interests of SLM, the Company and the Bank and their respective subsidiaries and that neither SLM nor the Company would have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him of Section 12 hereof will cause continuing and irreparable injury to SLM and/or the Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding by SLM or the Company to enforce Section 12 of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Executive, SLM and the Company shall have the right to enforce the provisions of Section 12 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies at law or in equity otherwise available to SLM or the Company. In the event that the provisions of Section 12 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

28. *Arbitration.* Any dispute or claim, other than those referred to in Section 27, arising out of or relating to this Agreement or otherwise relating to the employment relationship between Executive and the Company (including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family Medical Leave Act; and the Employee Income Retirement Security Act) shall be submitted to arbitration in New Castle County, Delaware, and except as otherwise provided in this Agreement shall be conducted in accordance with the rules of, but not under the auspices of, the American Arbitration Association. The arbitration shall be conducted before an arbitration tribunal comprised of three individuals, one selected by the Company, one selected by Executive, and the third selected by the first two. The parties and the arbitrators selected by them shall use their best efforts to reach agreement on the identity of the tribunal within ten business days of either party to this Agreement submitting to the other party a written demand for arbitration. The proceedings before the tribunal shall take place within 20 business days of the selection thereof. Executive and the Company agree that such arbitration will be confidential and no details,

descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages. The parties shall equally divide the costs of the arbitrators, and each party shall bear his or its attorneys' fees and other costs, except that the arbitrators may specifically direct one party to bear the entire cost of the arbitration, including all attorneys' fees, if the arbitrators determine that such party acted in bad faith.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

SLM CORPORATION

By: ______________________
Name: Raymond J. Quinlan
Title: Vice Chairman

EXECUTIVE:

By: ______________________
Name: Laurent C. Lutz

NEW BLC CORPORATION

By: ______________________
Name: Raymond J. Quinlan
Title: Chief Executive Officer

Exhibit A

SLM Corporation 2012 Omnibus Incentive Plan
Restricted Stock Unit Term Sheet

Pursuant to the terms and conditions of the SLM Corporation 2012 Omnibus Incentive Plan (together with any successor plan thereto, the "**Plan**"), the Compensation and Personnel Committee of the SLM Corporation Board of Directors (the "**Committee**") hereby grants to Laurent Lutz (the "**Grantee**") on April 21, 2014 (the "**Grant Date**") an award (the "**Award**") of _______ shares of Restricted Stock Units ("**RSUs**"), which represent the right to acquire shares of common stock of SLM Corporation (the "**Corporation**") subject to the following terms and conditions (this "**Agreement**"):

1. Effectiveness. This Agreement is conditioned in all respects on the effectiveness of the Separation and Distribution (as defined in the Grantee's Employment Agreement with SLM Corporation and New BLC Corporation dated April 21, 2014, the "**Employment Agreement**"). Should the Separation and Distribution not be effective by December 31, 2014, this Agreement shall be void *ab initio* and shall be of no further force or effect. Subject to the effectiveness of the Separation and Distribution, this Agreement shall be considered effective as of the Grant Date. After the effective date of the Separation and Distribution, all references herein to the "Corporation" shall be read to mean New BLC Corporation, SLM's successor as a publicly traded company to SLM Corporation and references herein to the "Committee" shall be read to mean the compensation committee of New BLC Corporation.

2. Vesting Schedule. Unless vested earlier as set forth below, the Award will vest, and will be converted into shares of common stock, on November 30, 2017 (the "**Vesting Date**"), subject to the effectiveness of the Separation and Distribution and the continued employment of the Grantee through the Vesting Date, except as provided below.

3. Employment Termination; Death; Disability. If prior to the Vesting Date, the Grantee voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) Without Good Reason (as defined in the Employment Agreement) or his employment is terminated by the Corporation for Misconduct (as defined in the Employment Agreement), he shall forfeit the Award.

   If prior to the Vesting Date, the Grantee's employment is Terminated Without Misconduct or is Terminated For Good Reason (as each such term is defined in the Employment Agreement), the Award will vest on the date of such termination. In such a case, the Award will not be converted into shares of common stock until the Vesting Date.

If not previously vested, the Award will vest, and will be converted into shares of common stock, upon death or Disability (as defined in the Employment Agreement); *provided* that such Disability qualifies as a "disability" within the meaning of Treasury Regulation Section 1.409A-3(i)(4).

Notwithstanding anything stated herein, the Plan or in the SLM Corporation Change in Control Severance Plan for Senior Officers or any successor plan thereto, this Award shall not be subject to the terms set forth in the SLM Corporation Change in Control Severance Plan for Senior Officers or any successor plan thereto.

Upon the Separation and Distribution, this Award shall convert into restricted stock units with respect to the Corporation's successor.

4. Change in Control. Notwithstanding anything to the contrary in this Agreement:

4.1. In the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, then any portion of the Award that is not vested shall become 100 percent vested; *provided, however*, the conversion of the accelerated portion of the RSUs into shares of common stock (*i.e.*, the settlement of the Award) will nevertheless be made on November 30, 2017 or, if earlier, upon the termination of Grantee's employment upon death or Disability, Termination Without Misconduct or Termination For Good Reason.

4.2. If Grantee's employment shall terminate within twenty-four months following a Change in Control for any reason other than (i) by the Corporation for Misconduct or (ii) by Grantee's voluntary termination of employment Without Good Reason, any portion of the Award not previously vested shall immediately become vested, and shall be converted into shares of common stock, upon such employment termination.

5. Taxes; Dividends. The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation's stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of the Corporation's common stock (by approving this Agreement, the Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). Dividends declared on an unvested Award will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of the Corporation's common stock ("**Dividend Equivalents**"). Such Dividend Equivalents will be subject to the same vesting schedule to which the Award is subject. Upon vesting of any portion of the Award, the amount of Dividend

Equivalents allocable to such Award (and any fractional share amount) will also vest and will be converted into shares of the Corporation's common stock (provided that any fractional share amount shall be paid in cash).

6. Section 409A. For purposes of section 409A of the Internal Revenue Code, the regulations and other guidance thereunder and any state law of similar effect (collectively "**Section 409A**"), each payment and benefit payable under this Agreement is hereby designated as a separate payment. The parties intend that all RSUs provided under this Agreement and shares issuable hereunder comply with or be exempt from the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the RSUs is to be accelerated in connection with the Grantee's termination of service, such accelerated RSUs will not be settled by virtue of such acceleration until and unless the Grantee has a "separation from service" within the meaning of Section Treasury Regulation 1-409A-1(h), as determined by the Corporation, in its sole discretion. Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if (x) any of the RSUs to be provided in connection with the Grantee's separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a "specified employee" (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the settlement of such RSUs would result in the imposition of additional tax under Section 409A if such settlement occurs on or within the six (6) month period following the Grantee's separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the settlement of any such RSUs during such six (6) month period will accrue and will not be settled until the date six (6) months and one (1) day following the date of the Grantee's separation from service and on such date (or, if earlier, the date of the Grantee's death), such RSUs will be settled.

7. Clawback Provision. Notwithstanding anything to the contrary herein, if the Board of Directors of the Corporation, or an appropriate committee thereof, determines that, any material misstatement of financial results or a performance metric criteria has occurred as a result of the Grantee's conduct or the Grantee has committed a material violation of corporate policy or has committed fraud or Misconduct, then the Board or committee shall consider all factors, with particular scrutiny when one of the top 20 members of management are involved, and the Board or such committee, may in its sole discretion require reimbursement of any compensation resulting from the vesting, exercise or settlement of Options and/or Restricted Stock/RSUs and the cancellation of any outstanding Options and/or Restricted Stock/RSUs from the Grantee (whether or not such individual is currently employed by the Corporation) during the three-year period following the date the Board first learns of the violation, fraud or Misconduct.

8. Securities Law Compliance. The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any transfer or sale by the Grantee of any shares of the Corporation's common stock, including without limitation (a) restrictions under an insider trading policy and (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the shares of the Corporation's common stock. The sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.

9. Data Privacy. As an essential term of this Award, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described herein for the exclusive purpose of implementing, administering and managing Grantee's participation in the Plan. By accepting this Award, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan ("Data"). Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of the Corporation's common stock. Grantee acknowledges that Data may be held to implement, administer and manage the Grantee's participation in the Plan as determined by the Corporation, and that Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Grantee's consent may adversely affect Grantee's ability to participate in the Plan.

10. Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Grantee's consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Grantee's term of service with the Corporation (or its subsidiaries) and thereafter until withdrawn in writing by Grantee.

11. Board Interpretation. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and, where applicable, the Committee concerning any questions arising under this Agreement or the Plan.

12. No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Grantee any right to continued employment with the Corporation or any of its subsidiaries or affiliates.

13. Amendments for Accounting Charges. The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

15. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

If to the Corporation to:

Human Resources Department – HR Compensation & Workforce Analytics
ATTN: Equity Plan Administration
300 Continental Drive
Newark, DE 19713

If to the Grantee, to (i) the last address maintained in the Corporation's Human Resources files for the Grantee or (ii) the Grantee's mail delivery code or place of work at the Corporation (or its subsidiaries).

16. Plan Controls; Entire Agreement; Capitalized Terms. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan control, except as expressly stated otherwise herein. This Agreement, the Plan and the Employment Agreement together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature. Capitalized terms not defined herein shall have the meanings as described in the Plan.

17. Miscellaneous. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete

such illegal, invalid or unenforceable provision. The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. The Grantee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of this Agreement. The Grantee is responsible for complying with all laws applicable to the Grantee, including federal and state securities reporting laws.

Accepted by:

____

____
Date

SLM CORPORATION

BY:

Exhibit B

Existing Equity Awards

Grant ID	Grant Date	Grant Type	Exercise Price ($)	Remaining Shares Outstanding
SLM000166035	01/05/2011	SAR	12.81	200,000
SLM000177462	02/03/2012	SAR	15.99	107,775
SLM000176350	02/03/2012	PU	--	58,369
SLM000176145	02/03/2012	RSU	--	8,648
SLM000193429	02/07/2013	SAR	17.91	181,459
SLM000192315	02/07/2013	PU	--	68,496
SLM000193552	02/07/2013	RSU	--	11,826
SLM000203712	02/04/2014	RSU	--	54,556
SLM000204857	02/04/2014	RSU	--	16,317